Exhibit 99.1

The Bancorp, Inc. Reports First Quarter Financial Results

Wilmington, DE – April 25, 2024 – The Bancorp, Inc. (“The Bancorp” or “the Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported financial results for the first quarter of 2024.

Recent Developments

•	The Bancorp has increased its share repurchase authorization for the second quarter of 2024 from $50.0 million to $100.0 million.

•	In April 2024, the Company began purchasing additional fixed rate agency backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income, should the Federal Reserve begin decreasing rates. Such purchases would also reduce the additional net interest income which would result should the Federal Reserve increase rates. Through April 26, 2024, the Company purchased approximately $900 million of such securities. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels.

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We are pleased to announce Block, Inc. (“Block”) as a new partner to our fintech solutions ecosystem. The addition of this new relationship as well as the continued organic growth of the current portfolio should result in meaningful increases to the ACH, card and other processing fees line item.

Highlights

•	The Bancorp reported net income of $56.4 million, or $1.06 per diluted share (“EPS”), for the quarter ended March 31, 2024, compared to net income of $49.1 million, or $0.88 per diluted share, for the quarter ended March 31, 2023, or an EPS increase of 20%. While net income increased 15% between these periods, outstanding shares were decreased as a result of common stock share repurchases which have been significantly increased in 2024.

•	Return on assets and equity for the quarter ended March 31, 2024, amounted to 3.0% and 28%, respectively, compared to 2.6% and 28%, respectively, for the quarter ended March 31, 2023 (all percentages “annualized”).

•	Net interest income increased 10% to $94.4 million for the quarter ended March 31, 2024, compared to $85.8 million for the quarter ended March 31, 2023. Net interest income increases reflected the impact of Federal Reserve rate increases on The Bancorp’s variable rate loans and securities.

•	Net interest margin amounted to 5.15% for the quarter ended March 31, 2024, compared to 4.67% for the quarter ended March 31, 2023, and 5.26% for the quarter ended December 31, 2023. As noted above, the Company has begun purchasing fixed rate securities to reduce margin exposure to lower rate environments.

•	Loans, net of deferred fees and costs were $5.46 billion at March 31, 2024, compared to $5.36 billion at December 31, 2023 and $5.35 billion at March 31, 2023. Those changes reflected an increase of 2% quarter over linked quarter and an increase of 2% year over year.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $3.93 billion, or 12%, to $37.94 billion for the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023. The increase reflects continued organic growth with existing partners and the impact of clients added within the past year. Total prepaid, debit card, ACH, and other payment fees increased 7% to $27.3 million for the first quarter of 2024 compared to the first quarter of 2023. After adjusting first quarter 2023 for $600,000 of fees related to a prior period and a $1.4 million termination fee from a client which formed its own bank, those fees increased 16%.

•	Small business loans (“SBL”), including those held at fair value, amounted to $925.3 million at March 31, 2024, or 14% higher year over year, and 3% quarter over linked quarter, excluding the impact of $28.7 million of loans with related secured borrowings.

•	Direct lease financing balances increased 8% year over year to $702.5 million at March 31, 2024, and 2% over December 31, 2023.

•	At March 31, 2024, real estate bridge loans of $2.10 billion had grown 5% compared to the $2.00 billion balance at December 31, 2023, and 20% compared to the March 31, 2023 balance of $1.75 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings.

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•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”) and investment advisor financing loans collectively decreased 21% year over year and decreased 4% quarter over linked quarter to $1.78 billion at March 31, 2024.

•	The average interest rate on $6.65 billion of average deposits and interest-bearing liabilities during the first quarter of 2024 was 2.49%. Average deposits of $6.50 billion for the first quarter of 2024 reflected a decrease of 2% from the $6.62 billion of average deposits for the quarter ended March 31, 2023. The decreases reflected the planned exit of $200 million of higher cost funds on July 1, 2023 and other planned exits of higher cost funds throughout the year.

•	As of March 31, 2024, tier one capital to assets (leverage), tier one capital to risk-weighted assets, total capital to risk-weighted assets and common equity-tier 1 to risk-weighted assets ratios were 10.87%, 15.76%, 16.35% and 15.76%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp and its wholly-owned subsidiary, The Bancorp Bank, National Association, each remain well capitalized under banking regulations.

•	Book value per common share at March 31, 2024 was $15.63 compared to $13.11 per common share at March 31, 2023, an increase of 19%.

•	The Bancorp repurchased 1,262,212 shares of its common stock at an average cost of $39.61 per share during the quarter ended March 31, 2024.

•	The Bancorp emphasizes safety and soundness and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Bancorp also has lines of credit with U.S. government agencies totaling approximately $2.7 billion as of March 31, 2024, as well as access to other forms of liquidity.

•	In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

•	The $2.1 billion apartment bridge lending portfolio has a weighted average origination date “as is” LTV of 70%, based on third party appraisals. Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

•	In its real estate bridge lending portfolio, The Bancorp has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three year terms with two one-year extensions to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The rehabilitation real estate lending portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of The Bancorp’s rehabilitation bridge loan portfolio is evidenced by the estimated values of collateral for loans that have been classified as substandard. Recent third party appraisals of those loans reflect a weighted average “as is” loan to value ratio (“LTV”) of 79% and an “as stabilized” LTV of 76%. Accordingly, even with a higher interest rate environment and other stresses, LTVs for these loans have been significantly sustained and continue to provide protection against potential loss.

•	As part of the underwriting process, The Bancorp reviews borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news and lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

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•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the real estate bridge lending team’s experienced professional staff and third party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to real estate bridge lending, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the real estate bridge lending team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the real estate bridge lending team.

•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50-60% LTV’s.

•	Additional details regarding our loan portfolios are included in the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding and earnings levels, may present opportunities to further increase shareholder value, while still prudently maintaining capital levels. Such opportunities include the recently increased planned stock repurchases noted above.

CEO and President Damian Kozlowski commented, “We had another quarter of continued progress and a strong start to 2024 with earnings of $1.06 a share and an ROE of 28%,” said Damian Kozlowski CEO and President of The Bancorp.  “We expect continued increases in volumes and profitability throughout 2024 and beyond as we continue to invest and build our capabilities for the future, while adding new business partners and expanding our current client relationships.  We are also reaffirming our 2024 guidance of $4.25 a share without the impact of $50 million per quarter of share buybacks and the additional $50 million buyback in the second quarter.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp’s Quarterly Earnings Conference Call at 8:00 AM ET Friday, April 26, 2024 by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com. Or you may dial 1.800.267.6316, conference code BANCORP. You may listen to the replay of the webcast following the live call on The Bancorp's investor relations website or telephonically until Friday, May 3, 2024 by dialing 1.800.938.2241, access code BANCORP.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association, (or “The Bancorp Bank, N.A.”) provides non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business which are not historical facts are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. These statements, including, without limitation, statements regarding our annual fiscal 2024 results, profitability, and increased volumes, relate to our current assumptions, projections, and expectations about our business and future events, including current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

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The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Year ended
	March 31,		December 31,
Consolidated condensed income statements	2024	2023	2023
	(Dollars in thousands, except per share and share data)

Net interest income	$94,418	$85,816	$354,052
Provision for credit losses on loans	2,169	1,903	8,330
Provision for credit loss on security	—	—	10,000
Non-interest income
ACH, card and other payment processing fees	2,964	2,171	9,822
Prepaid, debit card and related fees	24,286	23,323	89,417
Net realized and unrealized gains on commercial
loans, at fair value	1,096	1,725	3,745
Leasing related income	388	1,490	6,324
Other non-interest income	648	280	2,786
Total non-interest income	29,382	28,989	112,094
Non-interest expense
Salaries and employee benefits	30,280	29,785	121,055
Data processing expense	1,421	1,321	5,447
Legal expense	821	958	3,850
FDIC insurance	845	955	2,957
Software	4,489	4,237	17,349
Other non-interest expense	8,856	10,774	40,384
Total non-interest expense	46,712	48,030	191,042
Income before income taxes	74,919	64,872	256,774
Income tax expense	18,490	15,750	64,478
Net income	56,429	49,122	192,296

Net income per share - basic	$1.07	$0.89	$3.52

Net income per share - diluted	$1.06	$0.88	$3.49
Weighted average shares - basic	52,747,140	55,452,815	54,506,065
Weighted average shares - diluted	53,326,588	56,048,142	55,053,497

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Condensed consolidated balance sheets	March 31,	December 31,	September 30,	March 31,
	2024 (unaudited)	2023	2023 (unaudited)	2023 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$9,105	$4,820	$4,881	$13,736
Interest earning deposits at Federal Reserve Bank	1,241,363	1,033,270	898,533	773,446
Total cash and cash equivalents	1,250,468	1,038,090	903,414	787,182

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss	718,247	747,534	756,636	787,429
Commercial loans, at fair value	282,998	332,766	379,603	493,334
Loans, net of deferred fees and costs	5,459,344	5,361,139	5,198,972	5,354,347
Allowance for credit losses	(28,741)	(27,378)	(24,145)	(23,794)
Loans, net	5,430,603	5,333,761	5,174,827	5,330,553
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	15,642	15,591	20,157	12,629
Premises and equipment, net	27,482	27,474	28,978	21,319
Accrued interest receivable	37,861	37,534	34,159	33,729
Intangible assets, net	1,552	1,651	1,751	1,950
Other real estate owned	19,559	16,949	18,756	21,117
Deferred tax asset, net	21,764	21,219	20,379	18,290
Other assets	109,680	133,126	127,107	99,427
Total assets	$7,915,856	$7,705,695	$7,465,767	$7,606,959

Liabilities:
Deposits
Demand and interest checking	$6,828,159	$6,630,251	$6,455,043	$6,607,767
Savings and money market	62,597	50,659	49,428	96,890
Total deposits	6,890,756	6,680,910	6,504,471	6,704,657

Securities sold under agreements to repurchase	—	42	42	42
Senior debt	95,948	95,859	95,771	99,142
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	38,407	38,561	9,861	9,972
Other liabilities	60,579	69,641	68,533	54,597
Total liabilities	$7,099,091	$6,898,414	$6,692,079	$6,881,811

Shareholders’ equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 52,253,037 and 55,329,629 shares issued and outstanding at March 31, 2024 and 2023, respectively	52,253	53,203	53,867	55,330
Additional paid-in capital	166,335	212,431	234,320	277,814
Retained earnings	618,044	561,615	517,587	418,441
Accumulated other comprehensive loss	(19,867)	(19,968)	(32,086)	(26,437)
Total shareholders’ equity	816,765	807,281	773,688	725,148

Total liabilities and shareholders’ equity	$7,915,856	$7,705,695	$7,465,767	$7,606,959

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Average balance sheet and net interest income	Three months ended March 31, 2024			Three months ended March 31, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$5,717,262	$114,160	7.99%	$5,987,179	$106,204	7.10%
Leases-bank qualified(2)	4,746	116	9.78%	3,361	69	8.21%
Investment securities-taxable	733,599	9,634	5.25%	774,055	9,300	4.81%
Investment securities-nontaxable(2)	2,895	50	6.91%	3,343	41	4.91%
Interest earning deposits at Federal Reserve Bank	874,073	11,884	5.44%	580,058	6,585	4.54%
Net interest earning assets	7,332,575	135,844	7.41%	7,347,996	122,199	6.65%

Allowance for credit losses	(27,158)			(22,533)
Other assets	331,756			237,721
	$7,637,173			$7,563,184

Liabilities and Shareholders’ Equity:
Deposits:
Demand and interest checking	$6,453,866	$38,714	2.40%	$6,406,834	$32,383	2.02%
Savings and money market	50,970	447	3.51%	132,279	1,219	3.69%
Time deposits	—	—	—	84,333	858	4.07%
Total deposits	6,504,836	39,161	2.41%	6,623,446	34,460	2.08%

Short-term borrowings	1,373	19	5.54%	20,500	234	4.57%
Repurchase agreements	13	—	—	42	—	—
Long-term borrowings	38,517	686	7.12%	9,998	126	5.04%
Subordinated debentures	13,401	292	8.72%	13,401	261	7.79%
Senior debt	95,894	1,233	5.14%	99,092	1,279	5.16%
Total deposits and liabilities	6,654,034	41,391	2.49%	6,766,479	36,360	2.15%

Other liabilities	171,116			87,116
Total liabilities	6,825,150			6,853,595

Shareholders’ equity	812,023			709,589
	$7,637,173			$7,563,184
Net interest income on tax equivalent basis(2)		$94,453			$85,839

Tax equivalent adjustment		35			23

Net interest income		$94,418			$85,816
Net interest margin(2)			5.15%			4.67%

(1)Includes commercial loans, at fair value. All periods include non-accrual loans.
(2)Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Allowance for credit losses	Three months ended		Year ended
	March 31,	March 31,	December 31,
	2024 (unaudited)	2023 (unaudited)	2023
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$27,378	$22,374	$22,374

Loans charged-off:
SBA non-real estate	111	214	871
SBA commercial mortgage	—	—	76
Direct lease financing	919	905	3,666
IBLOC	—	—	24
Consumer - other	6	3	3
Total	1,036	1,122	4,640

Recoveries:
SBA non-real estate	4	202	475
SBA commercial mortgage	—	75	75
Direct lease financing	32	67	330
Consumer - home equity	—	—	299
Total	36	344	1,179
Net charge-offs	1,000	778	3,461
Provision for credit losses, excluding commitment provision	2,363	2,198	8,465

Balance in allowance for credit losses at end of period	$28,741	$23,794	$27,378
Net charge-offs/average loans	0.02%	0.01%	0.07%
Net charge-offs/average assets	0.01%	0.01%	0.05%

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Loan portfolio	March 31,	December 31,	September 30,	March 31,
	2024 (unaudited)	2023	2023 (unaudited)	2023 (unaudited)
	(Dollars in thousands)

SBL non-real estate	$140,956	$137,752	$130,579	$114,334
SBL commercial mortgage	637,926	606,986	547,107	492,798
SBL construction	27,290	22,627	19,204	33,116
Small business loans	806,172	767,365	696,890	640,248
Direct lease financing	702,512	685,657	670,208	652,541
SBLOC / IBLOC(1)	1,550,313	1,627,285	1,720,513	2,053,450
Advisor financing(2)	232,206	221,612	199,442	189,425
Real estate bridge loans	2,101,896	1,999,782	1,848,224	1,752,322
Other loans(3)	56,163	50,638	55,800	60,210
	5,449,262	5,352,339	5,191,077	5,348,196
Unamortized loan fees and costs	10,082	8,800	7,895	6,151
Total loans, including unamortized fees and costs	$5,459,344	$5,361,139	$5,198,972	$5,354,347

Small business portfolio	March 31,	December 31,	September 30,	March 31,
	2024 (unaudited)	2023	2023 (unaudited)	2023 (unaudited)
	(Dollars in thousands)

SBL, including unamortized fees and costs	$816,151	$776,867	$705,790	$648,858
SBL, included in loans, at fair value	109,131	119,287	126,543	140,909
Total small business loans(4)	$925,282	$896,154	$832,333	$789,767

(1)SBLOC are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At March 31, 2024 and December 31, 2023, IBLOC loans amounted to $595.6 million and $646.9 million, respectively.

(2)In 2020 The Bancorp began originating loans to investment advisors for purposes of debt refinancing, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value (“LTV”) ratios of 70% of the business enterprise value based on a third-party valuation, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

(3)Includes demand deposit overdrafts reclassified as loan balances totaling $239,000 and $1.7 million at March 31, 2024 and December 31, 2023, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(4)The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of March 31, 2024

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$395
PPP loans(1)	2
Commercial mortgage SBA(2)	311
Construction SBA(3)	14
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	114
Non-SBA SBLs	49
Other(5)	29
Total principal	$914
Unamortized fees and costs	11
Total SBLs	$925

(1)Includes the portion of SBA 7(a) Program loans and PPP loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2)Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50-60%, to which The Bancorp adheres.

(3)Includes $6.0 million in 504 Program first mortgages with an origination date LTV of 50-60%, and $8.0 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4)Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA’s “All Available Collateral” rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5)Comprised of $29.0 million of loans sold that do not qualify for true sale accounting.

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Small business loans by type as of March 31, 2024

(Excludes government guaranteed portion of SBA 7(a) Program and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels and motels	$75	$—	$—	$75	15%
Funeral homes and funeral services	40	—	—	40	8%
Full-service restaurants	24	7	2	33	7%
Car washes	21	—	—	21	4%
Child day care services	17	1	2	20	4%
General line grocery merchant wholesalers	17	—	—	17	4%
Homes for the elderly	16	—	—	16	3%
Outpatient mental health and substance abuse centers	15	—	—	15	3%
Gasoline stations with convenience stores	12	—	—	12	2%
Fitness and recreational sports centers	8	—	2	10	2%
Nursing care facilities	10	—	—	10	2%
Offices of lawyers	9	—	—	9	2%
Limited-service restaurants	5	1	3	9	2%
All other specialty trade contractors	7	—	—	7	1%
Caterers	7	—	—	7	1%
General warehousing and storage	6	—	—	6	1%
Plumbing, heating, and air-conditioning	5	—	1	6	1%
Other accounting services	5	—	—	5	1%
Other miscellaneous durable goods merchant	5	—	—	5	1%
Packaged frozen food merchant wholesalers	5	—	—	5	1%
Other technical and trade schools	5	—	—	5	1%
All other amusement and recreation	4	—	—	4	1%
Furniture merchant wholesalers	4	—	—	4	1%
Offices of Dentists	3	—	—	3	1%
Other(2)	109	7	28	144	31%
Total	$434	$16	$38	$488	100%

(1)Of the SBL commercial mortgage and SBL construction loans, $125.0 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $29.0 million of loans sold that do not qualify for true sale accounting.

(2)Loan types of less than $3.5 million are spread over approximately one hundred different business types.

State diversification as of March 31, 2024

(Excludes government guaranteed portion of SBA 7(a) Program loans and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$103	$4	$4	$111	23%
Florida	73	2	3	78	16%
North Carolina	37	1	2	40	8%
Pennsylvania	35	—	1	36	7%
New York	28	2	2	32	6%
Texas	19	1	6	26	5%
New Jersey	17	3	3	23	5%
Georgia	21	1	2	24	5%
Other States	101	2	15	118	25%
Total	$434	$16	$38	$488	100%

(1)Of the SBL commercial mortgage and SBL construction loans, $125.0 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $29.0 million of loans that do not qualify for true sale accounting.

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Top 10 loans as of March 31, 2024

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	PA	13
Outpatient mental health and substance abuse center	FL	10
Funeral homes and funeral services	ME	9
Hotel	FL	8
Lawyer’s office	CA	8
Hotel	NC	7
General warehousing and storage	PA	6
Hotel	FL	6
Hotel	NY	6
Total		$86

(1)The table above does not include loans to the extent that they are U.S. government guaranteed.

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Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of March 31, 2024

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multi-family apartment loans recorded at amortized cost)(1)	156	$2,102	70%	9.27%

Non-SBA commercial real estate loans, at fair value:
Multi-family (apartment bridge loans)(1)	8	$129	77%	9.15%
Hospitality (hotels and lodging)	2	27	65%	9.82%
Retail	2	12	72%	8.19%
Other	2	9	73%	4.97%
	14	177	74%	8.97%
Fair value adjustment		(3)
Total non-SBA commercial real estate loans, at fair value		174
Total commercial real estate loans		$2,276	70%	9.26%

(1)In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 61%.

State diversification as of March 31, 2024			15 largest loans as of March 31, 2024

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$827	72%	Texas	$47	72%
Georgia	251	69%	Texas	46	75%
Florida	244	69%	Tennessee	40	72%
Michigan	131	68%	Texas	39	75%
Indiana	105	71%	Michigan	37	62%
Ohio	73	67%	Texas	37	80%
New Jersey	69	68%	Texas	36	67%
Other States each <$60 million	576	71%	Florida	35	72%
Total	$2,276	70%	Indiana	34	76%
			Texas	33	62%
			Michigan	33	79%
			Oklahoma	31	78%
			Texas	31	77%
			New Jersey	31	62%
			Michigan	30	66%
			15 largest commercial real estate loans	$540	72%

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Institutional banking loans outstanding at March 31, 2024

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$955	54%
IBLOC	595	33%
Advisor financing	232	13%
Total	$1,782	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOCs generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at March 31, 2024

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$11	18%
	9	43%
	9	38%
	8	70%
	8	67%
	8	24%
	7	74%
	7	22%
	7	42%
	7	32%
Total and weighted average	$81	42%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us.  We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of March 31, 2024, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of March 31, 2024

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$122	17%
Construction	114	16%
Waste management and remediation services	108	15%
Real estate and rental and leasing	70	10%
Health care and social assistance	29	4%
General freight trucking	25	4%
Professional, scientific, and technical services	25	4%
Other services (except public administration)	24	3%
Wholesale trade	19	3%
Transportation and warehousing	14	2%
Finance and insurance	11	2%
Food manufacturing	9	1%
Other	133	19%
Total	$703	100%

(1)Of the total $703.0 million of direct lease financing, $631.0 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2)Includes public universities and school districts.

Direct lease financing by state as of March 31, 2024

State	Principal balance	% Total
	(Dollars in millions)
Florida	$101	14%
Utah	68	10%
New York	61	9%
California	55	8%
Pennsylvania	41	6%
New Jersey	40	6%
North Carolina	36	5%
Connecticut	34	5%
Maryland	33	5%
Texas	29	4%
Idaho	18	3%
Washington	16	2%
Georgia	15	2%
Ohio	12	2%
Alabama	12	2%
Other States	132	17%
Total	$703	100%

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Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of March 31, 2024
The Bancorp, Inc.	10.87%	15.76%	16.35%	15.76%
The Bancorp Bank, National Association	12.05%	17.43%	18.02%	17.43%
“Well capitalized” institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2023
The Bancorp, Inc.	11.19%	15.66%	16.23%	15.66%
The Bancorp Bank, National Association	12.37%	17.35%	17.92%	17.35%
“Well capitalized” institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Year ended
	March 31,		December 31,
	2024	2023	2023
Selected operating ratios
Return on average assets(1)	2.97%	2.63%	2.59%
Return on average equity(1)	27.95%	28.07%	25.62%
Net interest margin	5.15%	4.67%	4.95%

(1)Annualized

Book value per share table	March 31,	December 31,	September 30,	March 31,
	2024	2023	2023	2023
Book value per share	$15.63	$15.17	$14.36	$13.11

Loan quality table	March 31,	December 31,	September 30,	March 31,
	2024	2023	2023	2023
	(Dollars in thousands)
Nonperforming loans to total loans(1)	1.05%	0.25%	0.30%	0.26%
Nonperforming assets to total assets(1)	0.97%	0.39%	0.46%	0.46%
Allowance for credit losses to total loans	0.53%	0.51%	0.46%	0.44%

Nonaccrual loans(1)	$53,024	$11,525	$15,100	$12,938
Loans 90 days past due still accruing interest	4,108	1,744	677	873
Other real estate owned	19,559	16,949	18,756	21,117
Total nonperforming assets(1)	$76,691	$30,218	$34,533	$34,928

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan was transferred to nonaccrual status. On April 2, 2024 the same loan was transferred from nonaccrual status to other real estate owned. We intend to complete the improvements, which have already begun, on the underlying apartment building. During the time that improvements are being completed, the Company intends to have a property manager lease improved units as they become available, prior to the sale of the property. The $39.4 million loan balance compares to a September 2023 third party “as is” appraisal of $47.8 million, or an 82% “as is” LTV, with additional potential collateral value as construction progresses, and units are re-leased at stabilized rental rates.

Gross dollar volume (GDV) (1)	Three months ended
	March 31,	December 31,	September 30,	March 31,
	2024	2023	2023	2023
		(Dollars in thousands)
Prepaid and debit card GDV	$37,943,338	$33,292,350	$32,972,249	$34,011,792

(1)Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank, N.A.

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Business line quarterly summary
Quarter ended March 31, 2024
(Dollars in millions)

		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over year	Linked quarter annualized
Loans
Institutional banking(3)	6.8%	$ 1,782	(21%)	(14%)
Small business lending(4)	7.1%	925	14%	13%
Leasing	8.0%	703	8%	10%
Commercial real estate (non-SBA loans, at fair value)	9.0%	174	nm	nm
Real estate bridge loans (recorded at book value)	9.2%	2,102	20%	20%
Weighted average yield	8.0%	$ 5,686			Non-interest income(5)
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over year
Prepaid and debit card issuance, and other payments	2.5%	$ 6,179	4%	nm	$ 27.3	16%

(1)Average rates are for the three months ended March 31, 2024.

(2)Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3)Institutional Banking loans are comprised of security backed lines of credit (SBLOC), collateralized by marketable securities, insurance backed lines of credit (IBLOC), collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4)Small Business Lending is substantially comprised of SBA loans. Growth rates exclude $29.0 million of loans that do not qualify for true sale accounting.

(5)Growth rate excludes Q1 2023 adjustments of $600,000 of fees related to a prior period and a $1.4 million termination fee from a client which formed its own bank.

Summary of credit lines available

Notwithstanding that the vast majority of The Bancorp’s funding is comprised of insured and small balance accounts, The Bancorp maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

March 31, 2024
(Dollars in thousands)
Federal Reserve Bank	$1,945,876
Federal Home Loan Bank	731,500
Total lines of credit available	$2,677,376

Estimated insured vs uninsured deposits

The vast majority of The Bancorp’s deposits are insured and low balance and accordingly do not constitute the liquidity risk experienced by certain institutions. Accordingly the deposit base is comprised as follows.

March 31, 2024
Insured	92%
Low balance accounts	4%
Other uninsured	4%
Total deposits	100%

Calculation of efficiency ratio(1)

	Three months ended		Year ended
	March 31,	March 31,	December 31,
	2024	2023	2023
	(Dollars in thousands)
Net interest income	$94,418	$85,816	$354,052
Non-interest income	29,382	28,989	112,094
Total revenue	$123,800	$114,805	$466,146
Non-interest expense	$46,712	$48,030	$191,042

Efficiency ratio	38%	42%	41%

(1) The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income.  This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

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